AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2005

                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 LANOPTICS LTD.
             (Exact name of Registrant as specified in its charter)

            ISRAEL                                   NOT APPLICABLE
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                                 LANOPTICS LTD.
                                1 HATAMAR STREET
                                   PO BOX 527
                              YOKNEAM 20692,ISRAEL
                             TEL: (972)(4) 959-6644
                             FAX: (972)(4) 959-4177
   (Address and telephone number of Registrant's principal executive offices)
                            -------------------------

                              PUGLISI & ASSOCIATES
                          850 LIBRARY AVENUE, SUITE 204
                                  P.O. BOX 885
                             NEWARK, DELAWARE 19715
            (Name, address and telephone number of agent for service)
                            -------------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:


       AARON M. LAMPERT, ESQ.                      STEVEN J. GLUSBAND, ESQ.
      NASCHITZ, BRANDES & CO.                    CARTER LEDYARD & MILBURN LLP
           5 TUVAL STREET                                2 WALL STREET
       TEL-AVIV 67897, ISRAEL                         NEW YORK, NY 10005
      TEL: (972) (3) 623 5000                          TEL: 212-238-8605
       FAX: (972)(3) 623-5005                          FAX: 212-732-3232

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 436, please check the following box. [_]

                            -------------------------

                         CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------------------------
                                                       Proposed
    Title of each class of                             maximum               Proposed              Amount of
          securities              Amount to be    aggregate price per   maximum aggregate         registration
       to be registered          registered(1)         share(2)          offering price(2)           fee (2)
--------------------------------------------------------------------------------------------------------------
Ordinary shares, par value NIS
0.01 per share                     1,006,486            $7.92             $7,971,369.12             $938.24
--------------------------------------------------------------------------------------------------------------


     (1) The registration statement also includes an indeterminate number of the Registrant's ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

     (2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($8.06 and $7.78, respectively) of the Registrant's ordinary shares as quoted on the NASDAQ SmallCap Market on June 29, 2005.

                            -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            -------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED JULY 6, 2005

PROSPECTUS

                                 LANOPTICS LTD.

                            1,006,486 ORDINARY SHARES

     This prospectus relates to up to 1,006,486 ordinary shares that the selling shareholders named in this prospectus or their transferees may offer from time to time. We are registering the ordinary shares for disposition by the selling shareholders pursuant to commitments with the selling shareholders. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

     LanOptics Ltd. will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus.

     The ordinary shares of LanOptics Ltd. are listed for trading on the NASDAQ SmallCap Market under the symbol "LNOP". On July 1, 2005, the closing price of an ordinary share of LanOptics Ltd. on the NASDAQ SmallCap Market was $7.72.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE ORDINARY SHARES OF LANOPTICS LTD.

                            -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  Prospectus dated                              2005

                                TABLE OF CONTENTS

NOTICE REGARDING FORWARD-LOOKING STATEMENTS ..................      3
PROSPECTUS SUMMARY ...........................................      4
RISK FACTORS .................................................      6
CAPITALIZATION AND INDEBTEDNESS ..............................     14
REASONS FOR THE OFFER AND USE OF PROCEEDS ....................     15
MARKET PRICE DATA ............................................     15
SELLING SHAREHOLDERS .........................................     16
OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION     17
EXPENSES ASSOCIATED WITH THE REGISTRATION ....................     19
FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS ..............     20
EXPERTS ......................................................     20
LEGAL MATTERS ................................................     20
MATERIAL CHANGES .............................................     20
WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF
CERTAIN INFORMATION BY REFERENCE .............................     20
ENFORCEABILITY OF CIVIL LIABILITIES ..........................     22


     When you are deciding whether to purchase the ordinary shares being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. We are not making any offer of the ordinary shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     In this prospectus, "we", "us", "our", the "Company" and "LanOptics" refer to LanOptics Ltd., an Israeli company, and our major subsidiary, E.Z. Chip Technologies Ltd.

     We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

     We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. For periods beginning on or after January 1, 2004, we prepare our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States. For periods prior to January 1, 2004, we prepared our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in Israel. All references to "dollars" or "$" in this prospectus are to U.S. dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

     Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT US, THE ORDINARY SHARES THAT MAY BE SOLD FROM TIME TO TIME, AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THEM, ALL OF WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

     We were incorporated in Israel in December 1989. Until 1999, our principal business was the development, manufacturing and marketing of solutions and Internet applications that improve connectivity and performance of corporate local area networks, or LANs, and wide area networks, or WANs. Our business now consists of the development and marketing of high performance network processors through our independent business unit, E.Z. Chip Technologies Ltd., or EZchip, in which we currently have a 58.7% ownership interest.

     Our registered offices and our principal executive offices are located at 1 Hatamar Street, P.O. Box 527, Yokneam 20692, Israel, and our telephone number is 972-4-959-6666. Our address on the Internet is www.lanoptics.com.

                               RECENT DEVELOPMENTS

     On June 23, 2005, we issued 1,006,486 of our ordinary shares to International Business Machines Corporation, Delta Capital Ltd., Tamar Technology Investors (Israeli) L.P., Tamar Technology Investors (Delaware) L.P., Menachem Abraham and Nicholas John Lippis III, collectively the Selling Shareholders, in exchange for the shares of EZchip previously held by them, pursuant to the terms of an Ordinary Share Purchase Agreement among LanOptics and the Selling Shareholders dated June 22, 2005. As a result of this transaction, we increased our ownership interest in EZchip from 53.4% to 58.7%. This prospectus covers the ordinary shares that were issued in such transaction and we have agreed to maintain an effective registration statement for these ordinary shares.

        ACCOUNTING CONSIDERATIONS ARISING FROM THE EZCHIP SHARE EXCHANGE

     The transaction will be accounted for according to the "purchase method" of accounting. The $8,309,000 purchase price for the EZchip shares was determined based on the average share prices of our ordinary shares for the two days before and two days after the transaction date. The book amount of the acquired EZchip shares was recorded on our balance sheet and was eliminated upon acquisition of such shares. The excess of the purchase price over that amount will be recorded as intangible assets (such as in process research and development, Developed Technology and Goodwill).

     In-process research and development will be recorded as an expense in a separate line item "In process research and development write-off" in our statement of operations during the fiscal quarter in which the acquisition was consummated. The amount allocated to "Developed Technology" will be amortized using the straight-line method over its useful life, which is five years. Amortization of Developed Technology will be recorded in "cost of revenues" in our statements of operations. Goodwill will not be amortized, but will be tested for impairment annually.

                                  THE OFFERING

Ordinary shares offered         1,006,486 shares

Nasdaq SmallCap Market Symbol   "LNOP"

Use of proceeds                 We will not receive any proceeds from the sale
                                of the ordinary shares offered hereby.

Ordinary Shares Outstanding     11,633,771 shares

Risk Factors                    Prospective investors should carefully consider
                                the Risk Factors beginning on Page 6 before buying the ordinary shares offered hereby.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE INVESTING IN OUR ORDINARY SHARES. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO ANY OF THE FOLLOWING RISKS. IN THAT CASE, THE VALUE OF OUR ORDINARY SHARES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

     RISKS RELATING TO OUR BUSINESS

WE HAVE HAD A LIMITED OPERATING HISTORY IN THE NETWORK PROCESSOR INDUSTRY AND OUR FUTURE FINANCIAL RESULTS ARE DIFFICULT TO PREDICT.

     Our future success will be subject to the risks we will encounter in the network processor industry. We have a limited operating history in the network processor industry, with our first product sales in the second quarter of 2002 and total network product sales through March 31, 2005 of approximately $8.84 million. Our limited operating history makes it difficult to evaluate the prospects of our business. Moreover, the network processor industry is constantly evolving and is subject to technological and competitive forces beyond our control. Our ability to design and market products to meet customer demand and the revenue and income potential of our products and business are unproven. As an early stage company in the developing network processor industry, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

     o    expand and enhance our product offerings;

     o    increase our revenues;

     o    diversify our sources of revenue;

     o    respond to technological changes; and

     o    respond to competitive market conditions.

     If we fail to address these risks and uncertainties, our results of operations will be adversely affected.

     WE ARE DEPENDENT ON THE NETWORKING EQUIPMENT MARKET FOR OUR GROWTH AND IF IT DOES NOT GROW, THEN WE WILL NOT BE ABLE TO EXPAND OUR BUSINESS.

     The growth of our network processor business depends in part on increased acceptance and use of networking equipment. In particular, we depend on the ability of our target customers to develop new products and enhance existing products for the networking equipment market that incorporate our products and to introduce and promote their products successfully. The market for networking equipment depends in part upon the market's acceptance of 10 Gigabit Ethernet technologies that enable the forwarding of data at a high speed. Ultimately, the 10 Gigabit Ethernet technologies development rate may be slower than we anticipate. If the use of networking equipment does not grow as we anticipate, if our target customers do not incorporate our products into theirs, or if the products of our target customers that incorporate our network processors are not commercially successful, our growth will be impeded.

MANY OF OUR COMPETITORS AND POTENTIAL COMPETITORS ARE MUCH LARGER THAN US AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE COULD LOSE OUR MARKET SHARE AND REVENUES.

     The market for network processors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition in this market will become more intense in the future and may cause price reductions, reduce gross margins and result in loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do.

     Additionally, many of our competitors also have well-established relationships with our prospective customers and suppliers. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh our technological advantage.

OUR PRODUCTS MAY HAVE DEFECTS, WHICH COULD DAMAGE OUR REPUTATION, DECREASE MARKET ACCEPTANCE OF OUR PRODUCTS, CAUSE US TO LOSE CUSTOMERS AND REVENUE, INCREASE PRODUCTION COSTS AND RESULT IN LIABILITY.

     Highly complex products such as network processors may contain hardware or software defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contain defects, or have reliability, quality or compatibility problems, our reputation may be damaged significantly and customers may be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we may incur substantial additional development costs. If we fail to provide solutions to the problems, such as software upgrades or patches, we could also incur product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are relatively a new entrant to a market dominated by large, well-established companies.

WE MAY HAVE TO REDESIGN OUR PRODUCTS TO MEET RAPIDLY EVOLVING INDUSTRY STANDARDS AND CUSTOMER SPECIFICATIONS, WHICH COULD DELAY OUR PRODUCTION AND INCREASE OUR OPERATING COSTS.

     We operate in a market characterized by rapidly evolving industry standards, product obsolescence, and new manufacturing and design technologies. Many of the standards and protocols for our products are based on high speed networking technologies that have not been widely adopted or ratified by one of the standard setting bodies in our customers' industry.

     Our target customers, network equipment manufacturers, are likely to have varying requirements and may delay or alter their design demands during this standard-setting process. In response, we may have to redesign our products to suit these changing demands, which would likely delay the production of our future products and increase operating costs.

BECAUSE OUR PRODUCTS HAVE LENGTHY DESIGN AND DEVELOPMENT CYCLES, WE COULD EXPERIENCE DELAYS IN GENERATING REVENUES OR CANCELLATION OF CUSTOMER CONTRACTS.

     We may never generate significant revenues from our products after incurring significant design and development expenditures. A customer may decide to cancel or change its product plans, which could cause us to generate no revenue from that customer and adversely affect our results of operations. A delay or cancellation of a customer's plans could significantly adversely affect our financial results. Even after winning a design contract, a customer may not begin volume production of our equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, a significant period may elapse from the time we begin incurring expenses until the time we generate revenue from our products. We have no assurances that our customers will ultimately market and sell our equipment or that such efforts by our customers will be successful.

THE LOSS OF PERSONNEL COULD AFFECT OUR ABILITY TO DESIGN AND MARKET OUR
PRODUCTS.

     To succeed, we must retain and hire technical personnel highly skilled at the design and test functions used to develop high speed networking products and related software. The competition for such employees is intense. We, along with our competitors, customers and other companies in the communications industry, face intense competition for those employees from competitors and an increasing number of startup companies which are emerging with potentially lucrative employee ownership arrangements. Recruiting, hiring and retaining key personnel can also result in significant monetary costs.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR TECHNOLOGY OR OTHER INTELLECTUAL PROPERTY THROUGH PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS AND OTHER MEASURES, OUR COMPETITORS COULD USE OUR PROPRIETARY INFORMATION AND WE COULD LOSE OUR COMPETITIVE ADVANTAGE.

     To compete effectively, we must protect our proprietary information. We rely on and intend to rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Our failure to adequately protect our technology or other intellectual property from use by our competitors could jeopardize our competitive advantage, and result in a loss of customers. We have a number of issued patents, however, the patents that have been issued may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength, or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.

OUR PRODUCTS EMPLOY TECHNOLOGIES THAT MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION AND PREVENT US FROM SELLING OUR PRODUCTS.

     Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. We, as well as our customers or suppliers, may be accused of infringing on patents or other intellectual property rights owned by third parties. An adverse result in any litigation could force us to pay substantial damages, stop designing or manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology, nor may we be able to find appropriate licenses on reasonably satisfactory terms.

BECAUSE THE PROCESSES USED TO MANUFACTURE OUR PRODUCTS ARE COMPLEX, CUSTOMIZED TO OUR SPECIFICATIONS AND CAN ONLY BE PERFORMED BY A LIMITED NUMBER OF MANUFACTURING FACILITIES, WE MAY EXPERIENCE DELAYS IN PRODUCTION AND INCREASED COSTS.

     The manufacture of processors is a highly complex and technically demanding process. Defects in design or problems associated with transitions to newer manufacturing processes or new manufacturers can result in unacceptable manufacturing yields and performance. These problems are frequently difficult to detect in the early stages of the production process and can be time-consuming and expensive to correct once detected. As a result, defects, performance problems with our products or poor manufacturing yields could adversely affect our business and operating results.

WE DEPEND ON THIRD-PARTY MANUFACTURERS AND OTHER SUPPLIERS TO MANUFACTURE OUR NETWORK PROCESSORS.

     The fabrication of our network processors is outsourced to third-party manufacturers and subcontractors. There are significant risks associated with our reliance on third-party manufacturers. Most significantly, if our manufacturing suppliers are unable or unwilling to provide us with adequate manufacturing capacity, we would have to identify and qualify one or more substitute suppliers for our products. Our manufacturers may experience unanticipated events that could inhibit their abilities to provide us with adequate manufacturing capacity on a timely basis, or at all. Historically, there have been periods in which there has been a worldwide shortage of manufacturer capacity for the production of high-performance processors such as ours. Introducing new products or transferring existing products to a new third party manufacturer would require significant development time to adapt our designs to their manufacturing processes and could cause product shipment delays. In addition, the costs associated with manufacturing our products may increase if we are required to use a new third party manufacturer. If we fail to satisfy our manufacturing requirements, our business would be materially harmed.

     Under a November 2000 agreement, as amended, IBM agreed to manufacture our NP-1 and NP-1c network processors and related prototypes until December 31, 2007. Under the agreement's terms, IBM may reduce or delay shipment if its ability to manufacture the NP-1 and NP-1c network processors is constrained. IBM is the sole manufacturer of the NP-1 and NP-1c network processors. If IBM fails to deliver network processors on time or at all, our business could be severely harmed. If the arrangement with IBM is terminated or amended in a manner detrimental to us, it could adversely affect our business while we try to locate a substitute supplier.

     We have entered into arrangements with respect to the manufacture of our NP-2 network processor, which will entail similar risks. Unlike the arrangement relating to the manufacture of our NP-1 and NP-1c network processors, a portion of the pre-manufacturing process of the NP-2 network processor will be performed by a subcontractor other than the manufacturer. Reliance on an additional third party, and the interaction between this subcontractor and the manufacturer, may result in un foreseen difficulties or delays in the manufacturing process.

     These and other risks associated with our reliance on a third-party manufacturer could materially and adversely affect our business, financial condition and results of operations.

IF INTERNALLY GENERATED FUNDS ARE INSUFFICIENT AND WE ARE UNABLE TO PROCURE FUNDING ON FAVORABLE TERMS, WE WOULD NOT BE ABLE TO DEVELOP AND EXPAND OUR BUSINESS, WHICH COULD NEGATIVELY AFFECT OUR REVENUES.

     We expect that significant funding will be required in order to continue to develop our products and to expand our business. Given the state of development of our products and the present economic environment, we believe that we have sufficient funding resources to finance our operations through the end of 2006. The capital markets have experienced severe downturns over the last couple of years, especially relating to technology companies, and access to capital has at times been both difficult and expensive. If internally generated funds are insufficient and we do not obtain enough funding to support our future development when needed, our business will suffer. Even if we are successful in obtaining funding through the capital markets or otherwise, such funding may not be on terms favorable to us.

YOUR OWNERSHIP INTEREST IN LANOPTICS MAY BE DILUTED AS A RESULT OF ANTICIPATED EXCHANGES OF OUR SHARES FOR EZCHIP SHARES.

     We presently own approximately 58.7% of EZchip. We intend to exchange our shares from time to time for EZchip shares in order to increase our ownership interest in EZchip. We will attempt to effect all such exchanges at an exchange ratio that reflects the relative values of LanOptics and EZchip. If we are required to issue more LanOptics shares than the number that reflects our value relative to the value of EZchip, the ownership interests of LanOptics existing shareholders will be diluted.

THE LIQUIDATION PREFERENCE OF THE PREFERRED SHAREHOLDERS OF EZCHIP MAY LIMIT LANOPTICS' RETURN IN THE EVENT OF A SALE OF EZCHIP.

     We hold both ordinary shares and various classes of preferred shares in EZchip. Most of the other shareholders of EZchip hold preferred shares that provide the holders with preferences upon liquidation. If EZchip were to be sold, the transaction would likely be a deemed liquidation that would entitle the preferred shareholders to their liquidation preference before any distribution to the holders of ordinary shares. This may result in those shareholders receiving a higher percentage in liquidation than their actual ownership percentage. Any voluntary liquidation event would require the approval of our board of directors.

OUR SHARE PRICE HAS BEEN VOLATILE AND WE BELIEVE THAT IT IS LIKELY TO CONTINUE TO BE VOLATILE.

     The market price of our ordinary shares has been highly volatile and we believe that it is likely to continue to be volatile. This is due to the risks and uncertainties described in this prospectus, as well as other factors, including:

     o general economic conditions, including those that specifically relate to network processor and telecom industries;

     o    actual or anticipated fluctuations in our operating results;

     o    changes in expectations as to our future financial performance;

     o the issuance of research reports about our company or industry, or changes in analysts' opinions about our company;

     o    technological innovations by us or by our competitors;

     o investors' perceptions about the future of the telecom industry or changes in market valuation of network processor companies in particular;

     o relatively low volumes at which our shares have been traded at in the past and at which they may continue to trade; and

     o    the operating and share price performance of comparable companies.

     In addition, the market prices of equity securities of companies that have a significant presence in Israel may also be affected by the changing security situation in the Middle East and particularly in Israel. As a result, these companies may experience difficulties in raising additional financing required to effectively operate and grow their businesses. Such failure and the volatility of the securities market in general, and our share price in particular, may affect our ability to raise additional financing in the future. Market and industry fluctuations may adversely affect the trading price of our ordinary shares, regardless of our actual operating performance.

THE IMPLEMENTATION OF SFAS NO. 123(R), WHICH WILL REQUIRE US TO RECORD COMPENSATION EXPENSE IN CONNECTION WITH EQUITY SHARE BASED COMPENSATION AS OF THE FIRST QUARTER OF 2006, MAY REDUCE OUR PROFITABILITY.

     On December 16, 2004, the Financial Accounting Standards Board, or FASB issued Statement No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123(R), which is a revision of SFAS No. 123. Generally, the approach in SFAS 123(R) is similar to the approach described in Statement 123. However, SFAS No. 123 permitted, but did not require, share-based payments to employees to be recognized on the basis of their fair values while SFAS No. 123(R) requires, as of the first quarter of 2006, all share-based payments to employees to be recognized on the basis of their fair values. SFAS No. 123(R) also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The adoption of SFAS No. 123(R) may have a significant effect on our results of operations in the future. In addition, such adoption could limit our ability to use stock options as an incentive and retention tool, which could, in turn, negatively impact our ability to recruit employees and retain existing employees.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE UNITED STATES DOLLAR AND FOREIGN CURRENCIES MAY AFFECT OUR OPERATING RESULTS.

     A significant portion of the cost of our Israeli operations, mainly personnel and facility-related, is incurred in NIS. Therefore, our NIS related costs, as expressed in US dollars, are influenced by the exchange rate between the US dollar and the NIS. In addition, if the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the US dollar, or if the timing of such devaluations were to lag considerably behind inflation, our cost as expressed in US dollars may increase. NIS linked balance sheet items may create foreign exchange gains or losses, depending upon the relative dollar values of the NIS at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and share price.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbane-Oxley Act of 2002, new Securities and Exchange Commission regulations and NASDAQ Stock Market rules, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we have invested and intend to further invest such resources as are reasonably necessary to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our operating results and business prospects.

RISKS RELATING TO OUR LOCATION IN ISRAEL

POTENTIAL POLITICAL, ECONOMIC AND MILITARY INSTABILITY IN ISRAEL MAY DISRUPT OUR OPERATIONS AND NEGATIVELY AFFECT OUR SALES.

     We are organized under the laws of the State of Israel and a substantial portion of our assets, and our principal operations, are located in Israel. Consequently, our operations, financial condition and results of operations are directly influenced by economic, political and military conditions in and affecting Israel. Our operations could be adversely affected if major hostilities break out in the Middle East or if trade between Israel and its present trading partners is curtailed.

     Since the establishment of the State of Israel in 1948, a state of hostility has existed between Israel and the Arab countries in the region. Peace talks between Israel and the Palestinian Authority began in the early 1990s, but they broke down in mid-2000 and have only recently resumed. Attacks on Israel by Palestinian terrorists, and military responses by Israel, have accelerated considerably since late 2000. We cannot predict whether or when a peace process will resume, whether a full resolution of these problems will be achieved, the nature of any such resolution or any consequences that any of these factors may have on us. Any future armed conflicts or political instability in the region could negatively affect our business or harm our results of operations.

     Additionally, some of our key employees in Israel are obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time in the event of a national emergency. Our operations could be disrupted by the absence for a significant period of one or more of our key employees due to military service. Any disruption in our operations would harm our business.

CHANGES TO TAX LAWS MAY RESULT IN OUR RECEIVING FEWER BENEFITS THAN WE HOPE TO RECEIVE.

     In the past, we received tax benefits under Israeli law for capital investments in facilities and equipment that are designated by the Investment Center of the Ministry of Industry and Trade of the State of Israel, or the Investment Center, as "approved enterprises." We expect to receive these benefits again in the future, when EZchip attains volume sales levels and becomes profitable. The benefits available to an approved enterprise are subject to the fulfillment of specified conditions, including a certain amount of investments in fixed assets and a portion of these investments must be made with net proceeds of equity capital raised by us as stipulated in applicable law and in the specific certificates of approval. If we fail to comply with these conditions, in whole or in part, we would be subject to corporate tax at the normal rate then in effect under Israeli law for such tax year. A comprehensive amendment to the law prescribing these benefits has recently been approved by the Israeli parliament and is in effect. The amendment limits the scope of enterprises, which may be approved by the Investment Center by setting criteria for the approval of a facility as an "approved enterprise". Additionally, the amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits. We cannot assure you that we will, in the future, be eligible to receive additional tax benefits under this law and therefore it could increase our tax rates and thereby reduce our net profits or increase our net losses.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US OR OUR OFFICERS AND DIRECTORS, TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL OR SERVE PROCESS ON SUBSTANTIALLY ALL OF OUR OFFICERS AND DIRECTORS.

     We are organized under the laws of the State of Israel. Substantially all of our executive officers and directors and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to collect a judgment obtained in the United States against us or any of these persons, or to effect service of process upon these persons in the United States.

THE RIGHTS AND RESPONSIBILITIES OF OUR SHAREHOLDERS ARE GOVERNED BY ISRAELI LAW AND DIFFER IN SOME RESPECTS FROM THE RIGHTS AND RESPONSIBILITIES OF SHAREHOLDERS UNDER U.S. LAW.

     We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company's articles of association, increases in a company's authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company has a duty of fairness toward the company. A recent amendment to the Israeli Companies Law provides that a breach of the duty of fairness will be governed by the laws governing breach of contract. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

PROVISIONS OF ISRAELI LAW MAY DELAY, PREVENT OR MAKE DIFFICULT A CHANGE OF CONTROL AND THEREFORE DEPRESS THE PRICE OF OUR SHARES.

     Some of the provisions of Israeli law could:

     o    discourage potential acquisition proposals;

     o    delay or prevent a change in control; and

     o limit the price that investors may be willing to pay in the future for our ordinary shares.

     Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid. These provisions may adversely affect the price of our shares.

                         CAPITALIZATION AND INDEBTEDNESS

     The table below sets forth the capitalization of our company as of March 31, 2005, and as adjusted to give effect to the issuance of 1,006,486 ordinary shares to the Selling Shareholders on June 23, 2005 in exchange for their 5.3% interest in EZChip.

                                                    As of March 31, 2005
                                                    -------------------
                                                     Actual   As Adjusted
                                                    -------     -------
                                                   (DOLLARS IN THOUSANDS)

Cash and cash equivalents                           $23,017     $23,017
                                                    =======     =======

Short-term debt                                     $     0     $     0
Long-term loan                                            0           0
     Total shareholders' deficiency                  11,975      20,014
                                                    -------     -------
     Total liabilities and shareholders' equity     $29,863     $37,902
                                                    =======     =======

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

     This prospectus relates to the disposition of up to 1,006,486 of our ordinary shares which were issued to the Selling Shareholders. We are registering the ordinary shares for disposition by the Selling Shareholders pursuant to commitments with the Selling Shareholders. We will not receive any of the proceeds from the sale by the Selling Shareholders of our ordinary shares.

                                MARKET PRICE DATA

     Our ordinary shares are quoted on the NASDAQ SmallCap Market (prior to April 14, 2003, the Company's ordinary shares were traded on the NASDAQ National Market) and on the Tel Aviv Stock Exchange under the symbol "LNOP."

QUARTERLY STOCK INFORMATION

     The following table sets forth, for each of the full financial quarters in the years indicated, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ National Market or NASDAQ SmallCap Market, as applicable.

                     HIGH          LOW
                     ----          ---
2003
----
First Quarter      $   6.20     $   3.88
Second Quarter         8.33         4.47
Third Quarter          9.80         6.41
Fourth Quarter        11.20         8.50

2004
----
First Quarter      $  12.17     $   7.95
Second Quarter         9.28         5.06
Third Quarter          8.90         4.77
Fourth Quarter        15.17         7.11

2005
----
First Quarter      $  14.90     $   6.62
Second Quarter         9.49         6.60

MONTHLY STOCK INFORMATION

     The following table sets forth, for each of the most recent six months, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ SmallCap Market.

MONTH                HIGH       LOW
-----                ----       ---
December 2004     $   15.17  $   10.64
January 2005      $   14.90  $    9.75
February 2005     $   11.50  $    7.79
March 2005        $    9.30  $    6.62
April 2005        $    9.10  $    6.60
May 2005          $    8.28  $    6.60
June 2005         $    9.49  $    7.30


                              SELLING SHAREHOLDERS

     The registration statement of which this prospectus forms a part covers up to 1,006,486 ordinary shares that were issued to the Selling Shareholders on June 23, 2005, pursuant to an Ordinary Share Purchase Agreement among LanOptics and the Selling Shareholders, dated June 22, 2005, or the Agreement. The ordinary shares were issued to the Selling Shareholders in exchange for the shares of EZchip previously held by them. The ordinary shares were offered and sold to the Selling Shareholders in reliance upon the exemption from securities registration afforded by the provisions of Regulation D promulgated under the Securities Act of 1933, as amended. We also undertook to effect the registration of the ordinary shares covered by this prospectus and to maintain a registration statement in effect in order to allow the Selling Shareholders to dispose of these shares from time to time until the earlier to occur of (i) the date that all of the shares covered by this prospectus have been sold under the registration statement to which this prospectus relates, (ii) the date the Selling Shareholders receive an opinion from counsel to LanOptics that the shares covered by this prospectus may be sold under the provisions of Rule 144 under the Securities Act of 1933 without limitation as to volume, (iii) the date that all the shares covered by this prospectus have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act of 1933, or (iv) 24 months from the date that the registration statement to which this prospectus relates is declared effective.

     The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the Selling Shareholders. The first column lists each of the Selling Shareholders. The second and third column list the number and percentage of ordinary shares beneficially owned by each selling shareholder prior to the offering, based on each selling shareholder's ownership of the ordinary shares, as of June 23, 2005. The fourth column lists the ordinary shares being offered by this prospectus by each of the Selling Shareholders. The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the Selling Shareholders pursuant to this prospectus.

     The Selling Shareholders may sell all, some or none of their shares in this offering.

                                                                                                            PERCENTAGE OF
                                                PERCENTAGE OF                              NUMBER OF          ORDINARY
                         NUMBER OF ORDINARY    ORDINARY SHARES     MAXIMUM NUMBER OF    ORDINARY SHARES        SHARES
                               SHARES            BENEFICIALLY       ORDINARY SHARES       BENEFICIALLY      BENEFICIALLY
     NAME OF SELLING     BENEFICIALLY OWNED     OWNED PRIOR TO     OFFERED PURSUANT       OWNED AFTER        OWNED AFTER
       SHAREHOLDER        PRIOR TO OFFERING        OFFERING       TO THIS PROSPECTUS        OFFERING          OFFERING
------------------------ -------------------- ------------------- -------------------- ------------------- ----------------
International Business
Machines Corporation (1)       586,383              5.04%               586,383                0                 0%
Delta Capital Ltd.
(2)....................         19,510              0.17%                19,510                0                 0%
Tamar Technology
Investors (Israeli)
L.P.(3)................         29,044              1.71%                29,044                0                 0%
Tamar Technology
Investors (Delaware)
L.P. (3)...............        198,750              0.25%               198,750                0                 0%
Menachem
Abraham................        153,290              1.32%               153,290                0                 0%
Nicholas John Lippis
III....................         19,510              0.17%                19,510                0                 0%

----------

     1. At varying levels of investment, Messrs. Samuel Palmisano, Chief Executive Officer, Mark Loughridge, Chief Financial Officer, and Dave Johnson, Vice President of Corporate Development, exercise shared voting and dispositive powers over the shares held by International Business Machines Corporation.

     2. Mr. David Pearlman exercises sole voting and dispositive powers over the shares held by Delta Capital Ltd.

     3. Messrs. Zohar Gilon, Tom Unterberg and Mel Lavitt exercise shared voting and dispositive powers over the shares held by Tamar Technology Investors (Israeli) L.P. and Tamar Technology Investors (Delaware) L.P.

         OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

     We are registering the ordinary shares issued to the Selling Shareholders to permit the resale of these ordinary shares by the holders of the ordinary shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

     The Selling Shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; short sales. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

     If the Selling Shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The Selling Shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The Selling Shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

     The Selling Shareholders may pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The Selling Shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

     Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

     The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

     We will pay all expenses of the registration of the ordinary shares pursuant to the Agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; PROVIDED, HOWEVER, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Agreement. We may be indemnified by the Selling Shareholders against liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the Agreement.

     Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION

     We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $30,000 which include the following categories of expenses:

SEC registration fee .........................     $ 1,000
Printing, EDGAR and photocopying fees ........       2,000
Legal fees and expenses ......................      10,000
Accounting fees and expenses .................      15,000
Transfer agent and registrar fees and expenses       1,000
Miscellaneous expenses .......................       1,000
         Total Expenses ......................     $30,000

                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

     Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

     Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998. Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions). Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

     The State of Israel does not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

                                     EXPERTS

     Our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2004, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon and incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters in connection with the registration of the ordinary shares hereunder with respect to Israeli law will be passed upon for us by Naschitz, Brandes & Co., Tel-Aviv, Israel, our Israeli counsel.

                                MATERIAL CHANGES

     Except as otherwise described our Annual Report on Form 20-F for the fiscal year ended December 31, 2004 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2004.

           WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF
                        CERTAIN INFORMATION BY REFERENCE

     This prospectus is a part of a registration statement on Form F-3, Registration No. 333-[_______], which we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     We file annual and special reports and other information with the SEC (Commission File Number 0-15375). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

     o Our Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

     o Our Reports on Form 6-K submitted to the SEC on May 9, 2005, June 2, 2005 and June 24; and

     o The description of our ordinary shares contained in our Amendment No. 3 to our Registration Statement on Form F-1, filed on November 18, 1992.

     In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

     Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to LanOptics Ltd., 1 Hatamar Street, PO Box 527, Yokneam 20692, Israel, Attn:
Dror Israel, Chief Financial Officer, telephone number +972-4-959-6666. You may also obtain information about us by visiting our website at www.lanoptics.com. Information contained in our website is not part of this prospectus.

     We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's Web site. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's Web site at http: // www.sec.gov.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

     We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

     o the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

     o    the judgment is no longer appealable,

     o the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

     o    the judgment is executory in the state in which it was given.

     Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

     An Israeli court also will not declare a foreign judgment enforceable if:

     o    the judgment was obtained by fraud,

     o    there was no due process,

     o the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

     o the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

     o at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

     We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

     If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

                                 LANOPTICS LTD.






                            1,006,486 ORDINARY SHARES






                            -------------------------



                                   PROSPECTUS


                            -------------------------



You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by the office holder, for:

     o a breach of his or her duty of care to the company or to another person;

     o a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to believe that the act would not prejudice the company's interest; or

     o a financial liability imposed upon the office holder in favor of another person.

     In addition, under the Israeli Companies Law a company may indemnify an office holder for acts or omissions committed in his or her capacity as an office holder of the company for:

     o a monetary liability imposed upon the office holder pursuant to a court judgment, including a settlement or an arbitrator's award approved by a court;

     o reasonable litigation expenses, including attorney's fees, incurred by the office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any financial liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a financial liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

     o reasonable litigation expenses, including attorneys' fees, actually incurred by the office holder or imposed upon the office holder by a court: (i) in an action, suit or proceeding brought against the office holder by or on behalf of the company or other persons, (ii) in connection with a criminal charge in which the office holder was acquitted, or (iii) in connection with a criminal charge in which the office holder was convicted of a crime which does not require proof of criminal intent.

     The Israeli Companies Law provides that a company's articles of association may permit the company to (a) indemnify an office holder following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified; and (b) undertake in advance to indemnify an office holder, provided that the undertaking is limited to types of events, which, in the opinion of the company's board of directors, are, at the time of giving the undertaking, foreseeable due to the company's activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

     The term "office holder" of a company includes any person who, either formally or in substance, serves as a director, general manager or chief executive officer, or other executive officer who reports directly to the general manager or chief executive officer of a company.

     The foregoing provisions are specifically limited in their scope by the Israeli Companies Law, which provides that a company may not indemnify an office holder, nor exculpate an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability of an office holder, incurred as a result of certain improper actions.

     Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

     Our Articles of Association allow us to insure and indemnify our office holders to the fullest extent permitted by law, provided such insurance or indemnification is approved as required by law. We acquired directors' and officers' liability insurance covering our officers and directors and the officers and directors of our subsidiaries for certain claims. In addition, we have entered into agreements with our office holders to indemnify them against certain types of claims, up to a limited amount and subject to certain other limitations. These agreements have been ratified by our audit committee, board of directors and shareholders.

     Pursuant to the terms under which the ordinary shares were issued to the Selling Shareholders, we agreed to indemnify the Selling Shareholders against such liabilities as they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement or prospectus, or any omission to state therein a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, any state securities laws or otherwise, but excludes liabilities for statements or omissions that were based on information provided by the Selling Shareholders, as to which the Selling Shareholders have agreed to indemnify us.

     ITEM 9. EXHIBITS

   EXHIBIT
     NO.                DESCRIPTION OF EXHIBIT
   -------              ----------------------

     4.1  Memorandum of Association of the Registrant(1)

     4.2  Articles of Association of the Registrant(2)

     4.1  Specimen of Ordinary Share Certificate(3)

     4.3 Ordinary Share Purchase Agreement dated June 22, 2005 among the Registrant and the Investors therein

     5.1 Opinion of Naschitz, Brandes & Co. regarding legality of the securities being registered

     23.1 Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

     23.2 Consent of Naschitz, Brandes & Co. (contained in Exhibit 5.1)

     24.1 Power of Attorney (included in the signature page to the Registration Statement)

----------


(1) Filed as Exhibit 3.1 to the registrant's Registration Statement on Form F-1, registration number 33-52676, and incorporated herein by reference.

(2) Filed as Exhibit 3.2 to Amendment No. 1 of the registrant's Registration Statement on Form F-1, registration number 33-52676, and incorporated herein by reference.

(3) Filed as Exhibit 4.2 to Amendment No. 3 of the registrant's Registration Statement on Form F-1, registration number 33-52676, and incorporated herein by reference.

     ITEM 10. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) That, for the purposes of determining liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam, Israel, on July 6, 2005.

                                              By: /S/ Dr. Meir D. Burstin
                                              ---------------------------
                                              Dr. Meir D. Burstin
                                              Chairman of the Board of Directors

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Meir D. Burstin and Dror Israel, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on July 6, 2005.

SIGNATURE                                         TITLE
---------                                         -----

/S/ Dr. Meir D. Burstin         Chairman of the Board of Directors and Principal
-----------------------         Executive Officer
Dr. Meir D. Burstin

-----------------------         Director
Eli Fruchter

/S/ Dror Israel                 Chief Accounting and Financial Officer
---------------
Dror Israel

/S/ Benjamin Gaon               Director
-----------------
Benjamin Gaon

/S/ Dr. Ran Giladi              Director
------------------
Dr. Ran Giladi

/S/ Karen Sarid                 Director
---------------
Karen Sarid

Puglisi & Associates            Authorized Representative in the United States

By: /S/ Gregory F. Lavelle
--------------------------
Name: Gregory F. Lavelle
Title: Managing Director